Exhibit 99

Meridian Bancorp, Inc. Reports Record First Quarter Net Income

Rise in Total Deposits to $5 Billion on Growth in Core Deposits

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 23, 2019): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $15.1 million, or $0.29 per diluted share, for the quarter ended March 31, 2019, up from $12.4 million, or $0.24 per diluted share, for the quarter ended December 31, 2018 and $12.0 million, or $0.23 per diluted share, for the quarter ended March 31, 2018. The Company’s return on average assets was 0.97% for the quarter ended March 31, 2019, up from 0.83% for the quarter ended December 31, 2018 and 0.90% for the quarter ended March 31, 2018. The Company’s return on average equity was 8.84% for the quarter ended March 31, 2019, up from 7.28% for the quarter ended December 31, 2018 and 7.35% for the quarter ended March 31, 2018.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report record first quarter net income of $15.1 million for 2019, up $3.1 million, or 26%, from the prior first quarter record set in 2018, and up $2.7 million, or 22%, from the fourth quarter of 2018. Following our growth records in the fourth quarter of 2018, we grew at a more moderate pace in the first quarter of 2019, with net loan growth of $115 million, or 2%, to $5.7 billion, while we reached the $5 billion milestone in total deposits with growth of $139 million, or 3%. We were especially gratified to see growth in core deposits of $160 million, or 5%, during the first quarter and $577 million, or 21%, over the past year to $3.4 billion at March 31, 2019 as we have expanded our Boston area retail banking network to 38 branches.”

The Company’s net interest income was $42.6 million for the quarter ended March 31, 2019, up $424,000, or 1.0%, from the quarter ended December 31, 2018 and $2.7 million, or 6.9%, from the quarter ended March 31, 2018. The interest rate spread and net interest margin on a tax-equivalent basis were 2.57% and 2.89%, respectively, for the quarter ended March 31, 2019 compared to 2.62% and 2.93%, respectively, for the quarter ended December 31, 2018 and 2.92% and 3.16%, respectively, for the quarter ended March 31, 2018. The increases in net interest income were primarily due to growth in average loan balances and yields on interest-earning assets, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds for the quarter ended March 31, 2019 compared to the respective prior periods.

Total interest and dividend income increased to $64.5 million for the quarter ended March 31, 2019, up $2.8 million, or 4.5%, from the quarter ended December 31, 2018 and $12.5 million, or 24.0%, from the quarter ended March 31, 2018, primarily due to growth in the Company’s average loan balances to $5.695 billion. The Company’s yield on loans on a tax-equivalent basis was 4.44% for the quarter ended March 31, 2019, up five basis points from the quarter ended December 31, 2018 and up 15 basis points from the quarter ended March 31, 2018. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.34% for the quarter ended March 31, 2019, up eight basis points from the quarter ended December 31, 2018 and up 23 basis points from the quarter ended March 31, 2018.

Total interest expense increased to $21.9 million for the quarter ended March 31, 2019, up $2.3 million, or 12.0%, from the quarter ended December 31, 2018 and $9.7 million, or 80.0%, from the quarter ended March 31, 2018. Interest expense on deposits increased to $19.2 million for the quarter ended March 31, 2019, up $2.1 million, or 12.1%, from the quarter ended December 31, 2018 and $8.6 million, or 82.2%, from the quarter ended March 31, 2018 primarily due to growth in average total deposits to $4.914 billion and increases in the cost of average total deposits to 1.58% from 1.46% for the quarter ended December 31, 2018, and 1.04% for the quarter ended March 31, 2018. Interest expense on borrowings increased to $2.7 million for the quarter ended March 31, 2019, up $276,000, or 11.3%, from the quarter ended December 31, 2018 and $1.1 million, or 66.0%, from the quarter ended March 31, 2018 primarily due to increases in the average cost of borrowings to 1.91% from 1.67% for the quarter ended December 31, 2018, and 1.28% for the quarter ended March 31, 2018. The Company’s total cost of funds was 1.62% for the quarter ended March 31, 2019, up 13 basis points from the quarter ended December 31, 2018 and 56 basis points from the quarter ended March 31, 2018.

Mr. Gavegnano noted, “Our net interest income continues to rise on the strength of our recent organic loan and deposit growth. Since the end of 2015, our net loans have grown $2.7 billion for a compounded annual growth rate of 21%, while total deposits grew $2.3 billion for a compounded annual growth rate of 20%. Our yields on loans and other interest-earning assets have also steadily risen over the past year, minimizing the effect of the rise in our cost of funds on our net interest margin, which declined only four basis points to 2.89% for the first quarter of 2019 from the fourth quarter of 2018. We experienced a reversal of the margin compression within the first quarter and we believe there is significant potential for the margin to expand as the year goes on.”

The Company's provision for loan losses was $843,000 for the quarter ended March 31, 2019, down $2.7 million from the quarter ended December 31, 2018 and $1.3 million from the quarter ended March 31, 2018. The allowance for loan losses was $54.0 million or 0.94% of total loans at March 31, 2019, compared to $53.2 million or 0.94% of total loans at December 31, 2018, and $47.5 million or 0.96% of total loans at March 31, 2018. The changes in the allowance for loan losses coverage ratio were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improvements in asset quality trends.

Net charge-offs totaled $77,000 for the quarter ended March 31, 2019 compared to net recoveries of $59,000 for the quarter ended December 31, 2018 and net recoveries of $114,000 for the quarter ended March 31, 2018.

Non-accrual loans were $7.5 million, or 0.13% of total loans outstanding, at March 31, 2019; up $638,000, or 9.2%, from December 31, 2018; and down $487,000, or 6.1%, from March 31, 2018. Non-performing assets were $7.5 million, or 0.12% of total assets, at March 31, 2019, compared to $6.9 million, or 0.11% of total assets, at December 31, 2018, and $8.0 million, or 0.15% of total assets, at March 31, 2018.

Non-interest income was $3.8 million for the quarter ended March 31, 2019, up from $135,000 for the quarter ended December 31, 2018 and $2.3 million for the quarter ended March 31, 2018. Non-interest income increased $3.7 million compared to the quarter ended December 31, 2018, primarily due to a $1.3 million gain on marketable equity securities, net, reflecting increases in market valuations in the first quarter of 2019 compared to a $2.7 million loss on marketable equity securities, net, in the fourth quarter of 2018. Compared to the quarter ended March 31, 2018, non-interest income increased $1.5 million, or 64.1%, primarily due to a $1.3 million gain on marketable equity securities, net, in the first quarter of 2019 compared to a $537,000 loss on marketable equity securities, net, in the first quarter of 2018.

Non-interest expenses were $25.8 million, or 1.66% of average assets for the quarter ended March 31, 2019, compared to $23.6 million, or 1.59% of average assets for the quarter ended December 31, 2018 and $24.7 million, or 1.86% of average assets for the quarter ended March 31, 2018.  Non-interest expenses increased $2.2 million, or 9.1%, compared to the quarter ended December 31, 2018, due primarily to increases of $984,000 in salaries and employee benefits, $436,000 in deposit insurance and $382,000 in occupancy and equipment. Non-interest expenses increased $1.1 million, or 4.5%, compared to the quarter ended March 31, 2018, due primarily to increases of $287,000 in data processing, $238,000 in salaries and employee benefits, and $215,000 in deposit insurance. The increases in salaries and employee benefits expenses reflect annual increases in employee compensation, payroll taxes and employee benefits during the first quarter of 2019.  In addition, the increases in salaries and employee benefits, occupancy and equipment expenses and data processing include costs associated with the expansion of our branch network, including one new branch that opened late in the first quarter of 2018, and three new branch openings in the fourth quarter of 2018. The Company’s efficiency ratio was 57.20% for the quarter ended March 31, 2019 compared to 52.52% for the quarter ended December 31, 2018 and 57.62% for the quarter ended March 31, 2018.

Mr. Gavegnano added, “Our non-interest expenses increased only 4% for the first quarter of 2019 from the first quarter of 2018 despite the expansion of our branch network, with an increase of 9% compared to the fourth quarter reflecting annual increases to employee compensation and benefits and the seasonal nature of certain occupancy expenses. As a result, our efficiency ratio for the first quarter of 2019 improved slightly to 57.2% from 57.6% for the first quarter of 2018, with an increase from 52.5% for the fourth quarter of 2018. As we move forward with plans to open two new branches in Cambridge and Boston’s Brighton neighborhood in 2019 that will expand our branch network to 40 branches, we expect our entry into these attractive communities will lead to new business and consumer relationships and increase our market share in the Boston metropolitan area, with only minor increases to our operating expenses.”

The Company recorded a provision for income taxes of $4.7 million for the quarter ended March 31, 2019, reflecting an effective tax rate of 23.8%, compared to $2.7 million, or an effective tax rate of 18.2%, for the quarter ended December 31, 2018, and $3.3 million, or an effective tax rate of 21.6%, for the quarter ended March 31, 2018.

Total assets were $6.281 billion at March 31, 2019, up $102.7 million, or 1.7%, from $6.179 billion at December 31, 2018 and $820.7 million, or 15.0%, from $5.461 billion at March 31, 2018.  Net loans were $5.708 billion at March 31, 2019, up $114.6 million, or 2.0%, from December 31, 2018, and $807.7 million, or 16.5%, from March 31, 2018. Loan originations totaled $268.2 million during the quarter ended March 31, 2019. The net increase in loans for the quarter ended March 31, 2019 was primarily due to increases of $39.1 million in construction loans, $38.9 million in commercial real estate loans, $25.8 million in multi-family loans, and $13.2 million in one- to four-family loans. Cash and due from banks was $344.3 million at March 31, 2019, a decrease of $27.7 million, or 7.5% from December 31, 2018. Securities, at fair value, were $31.7 million at March 31, 2019, an increase of $1.1 million, or 3.5%, from $30.6 million at December 31, 2018.

Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). During the quarter ended March 31, 2019, premises and equipment, net increased $17.1 million to $62.3 million and accrued expenses and other liabilities increased $15.3 million to $45.2 million at March 31, 2019, reflecting the recognition of operating lease assets and liabilities totaling $14.9 million based on the present value of future minimum lease payments as required by ASU No. 2016-02.

Total deposits were $5.023 billion at March 31, 2019, up $138.8 million, or 2.8%, from $4.884 billion at December 31, 2018 and $833.6 million, or 19.9%, from $4.189 billion at March 31, 2018.  Core deposits, which exclude certificates of deposit, increased $160.0 million, or 5.0%, during the three months ended March 31, 2019 to $3.358 billion, or 66.9% of total deposits. Total borrowings were $526.0 million, down $60.9 million, or 10.4%, from December 31, 2018 and $56.6 million, or 9.7%, from March 31, 2018.

Total stockholders’ equity increased $11.7 million, or 1.7%, to $686.4 million at March 31, 2019 from $674.7 million at December 31, 2018, and $30.8 million, or 4.7%, from $655.6 million at March 31, 2018. The increase for the three months ended March 31, 2019 was primarily due to net income of $15.1 million and $1.8 million related to stock-based compensation plans, partially offset by the repurchase of 104,177 shares of the Company’s common stock related to the stock repurchase program at a total cost of $1.6 million and dividends of $0.07 per share totaling $3.6 million. Stockholders’ equity to assets was 10.93% at March 31, 2019, compared to 10.92% at December 31, 2018 and 12.01% at March 31, 2018. Book value per share increased to $12.82 at March 31, 2019 from $12.60 at December 31, 2018. Tangible book value per share increased to $12.39 at March 31, 2019 from $12.17 at December 31, 2018. Market price per share increased $1.37 or 9.6%, to $15.69 at March 31, 2019 from $14.32 at December 31, 2018. At March 31, 2019, the Company and the Bank continued to exceed all regulatory capital requirements.

The Company repurchased 104,177 shares of its stock at an average price of $15.81 during the quarter ended March 31, 2019, completing the repurchases of the 3,373,621 shares of its stock, at an average price of $14.90 per share, as authorized under the Company’s repurchase program adopted in August 2015 and amended in November 2018. On April 11, 2019, the Company announced that it had adopted a new stock repurchase program for up to 500,000 shares, or approximately 0.9% of its outstanding common stock.

Mr. Gavegnano concluded, “We believe our repurchase of 3.4 million shares subsequent to the 2014 stock offering, the authorization to repurchase an additional 500,000 shares and our ongoing quarterly dividend to stockholders significantly enhance stockholder value. We are also working to further enhance our profitability through prudent loan and deposit growth, strategic expansion within our lucrative Boston market area and implementation of enhancements designed to improve operating efficiency.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 38 branches in the greater Boston metropolitan area, including 37 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2019	December 31, 2018	March 31, 2018
	(Dollars in thousands)
ASSETS
Cash and due from banks	$344,259	$371,995	$316,372
Certificates of deposit	5,247	5,247	44,133
Securities available for sale, at fair value	16,890	17,159	19,507
Marketable equity securities, at fair value	14,763	13,437	14,722
Federal Home Loan Bank stock, at cost	26,377	29,187	27,572
Loans held for sale	989	409	1,136
Loans:
One- to four-family	660,551	647,367	614,043
Home equity lines of credit	50,960	50,087	45,193
Multi-family	1,036,331	1,010,521	858,894
Commercial real estate	2,660,916	2,621,979	2,253,014
Construction	726,061	686,948	638,751
Commercial and industrial	622,431	625,018	533,056
Consumer	11,095	10,953	10,466
Total loans	5,768,345	5,652,873	4,953,417
Allowance for loan losses	(53,997)	(53,231)	(47,488)
Net deferred loan origination fees	(6,336)	(6,239)	(5,593)
Loans, net	5,708,012	5,593,403	4,900,336
Bank-owned life insurance	41,015	40,734	40,608
Premises and equipment, net	62,279	45,140	41,415
Accrued interest receivable	14,979	14,267	12,281
Deferred tax asset, net	18,210	18,196	15,737
Goodwill	20,378	20,378	19,638
Core deposit intangible	2,517	2,653	3,096
Other assets	5,441	6,478	4,145
Total assets	$6,281,356	$6,178,683	$5,460,698

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$499,536	$483,777	$487,096
Interest-bearing demand deposits	1,215,105	1,190,346	1,098,646
Money market deposits	685,078	729,174	851,702
Regular savings and other deposits	958,348	794,813	343,466
Certificates of deposit	1,664,943	1,686,074	1,408,464
Total deposits	5,023,010	4,884,184	4,189,374
Short-term borrowings	—	50,000	—
Long-term debt	525,985	536,880	582,561
Accrued expenses and other liabilities	45,973	32,965	33,156
Total liabilities	5,594,968	5,504,029	4,805,091
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,542,646, 53,541,429, and 54,068,874 shares issued at March 31, 2019, December 31, 2018, and March 31, 2018, respectively	535	535	540
Additional paid-in capital	378,410	378,583	395,531
Retained earnings	325,023	313,521	278,450
Accumulated other comprehensive loss	(164)	(348)	(616)
Unearned compensation - ESOP, 2,404,831, 2,435,272, and 2,526,595 shares at March 31, 2019, December 31, 2018, and March 31, 2018, respectively	(17,416)	(17,637)	(18,298)
Total stockholders' equity	686,388	674,654	655,607
Total liabilities and stockholders' equity	$6,281,356	$6,178,683	$5,460,698

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$61,641	$59,424	$49,985
Interest on debt securities:
Taxable	110	115	126
Tax-exempt	13	13	15
Dividends on equity securities	105	121	148
Interest on certificates of deposit	27	82	203
Other interest and dividend income	2,577	1,957	1,522
Total interest and dividend income	64,473	61,712	51,999
Interest expense:
Interest on deposits	19,151	17,090	10,509
Interest on short-term borrowings	295	183	—
Interest on long-term debt	2,430	2,266	1,642
Total interest expense	21,876	19,539	12,151
Net interest income	42,597	42,173	39,848
Provision for loan losses	843	3,563	2,189
Net interest income, after provision for loan losses	41,754	38,610	37,659
Non-interest income:
Customer service fees	2,097	2,371	2,170
Loan fees	77	41	295
Mortgage banking gains, net	40	25	133
Gain (loss) on marketable equity securities, net	1,326	(2,698)	(537)
Income from bank-owned life insurance	281	281	272
Gain on life insurance distribution	—	110	—
Other income	7	5	—
Total non-interest income	3,828	135	2,333
Non-interest expenses:
Salaries and employee benefits	15,632	14,648	15,394
Occupancy and equipment	3,596	3,214	3,539
Data processing	1,970	1,832	1,683
Marketing and advertising	1,162	1,252	967
Professional services	860	735	965
Deposit insurance	1,012	576	797
Merger and acquisition	—	—	74
Other general and administrative	1,564	1,380	1,270
Total non-interest expenses	25,796	23,637	24,689
Income before income taxes	19,786	15,108	15,303
Provision for income taxes	4,715	2,750	3,309
Net income	$15,071	$12,358	$11,994

Earnings per share:
Basic	$0.29	$0.24	$0.23
Diluted	$0.29	$0.24	$0.23
Weighted average shares outstanding:
Basic	51,120,599	51,530,878	51,531,835
Diluted	51,467,917	51,955,139	53,083,815

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,694,639	$62,325	4.44%	$5,434,068	$60,100	4.39%	$4,776,876	$50,573	4.29%
Securities and certificates of deposit	36,510	272	3.02	52,818	356	2.67	96,511	523	2.20
Other interest-earning assets (3)	353,201	2,577	2.96	321,924	1,957	2.41	317,883	1,522	1.94
Total interest-earning assets	6,084,350	65,174	4.34	5,808,810	62,413	4.26	5,191,270	52,618	4.11
Noninterest-earning assets	117,927			122,446			125,293
Total assets	$6,202,277			$5,931,256			$5,316,563
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,189,166	$4,940	1.68	$1,153,265	$4,716	1.62	$1,032,514	$2,791	1.10
Money market deposits	699,807	2,148	1.24	782,007	2,449	1.24	883,549	2,057	0.94
Regular savings and other deposits	920,579	3,802	1.67	597,827	1,829	1.21	335,288	114	0.14
Certificates of deposit	1,621,436	8,261	2.07	1,610,632	8,096	1.99	1,376,113	5,547	1.63
Total interest-bearing deposits	4,430,988	19,151	1.75	4,143,731	17,090	1.64	3,627,464	10,509	1.17
Borrowings	577,954	2,725	1.91	581,619	2,449	1.67	521,090	1,642	1.28
Total interest-bearing liabilities	5,008,942	21,876	1.77	4,725,350	19,539	1.64	4,148,554	12,151	1.19
Noninterest-bearing demand deposits	482,634			493,715			488,459
Other noninterest-bearing liabilities	29,048			33,036			26,638
Total liabilities	5,520,624			5,252,101			4,663,651
Total stockholders' equity	681,653			679,155			652,912
Total liabilities and stockholders' equity	$6,202,277			$5,931,256			$5,316,563
Net interest-earning assets	$1,075,408			$1,083,460			$1,042,716
Fully tax-equivalent net interest income		43,298			42,874			40,467
Less: tax-equivalent adjustments		(701)			(701)			(619)
Net interest income		$42,597			$42,173			$39,848
Interest rate spread (1)(4)			2.57%			2.62%			2.92%
Net interest margin (1)(5)			2.89%			2.93%			3.16%
Average interest-earning assets to average
interest-bearing liabilities		121.47%			122.93%			125.13%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,913,622	$19,151	1.58%	$4,637,446	$17,090	1.46%	$4,115,923	$10,509	1.04%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,491,576	$21,876	1.62%	$5,219,065	$19,539	1.49%	$4,637,013	$12,151	1.06%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, yields on loans before tax-equivalent adjustments were 4.39%, 4.34% and 4.24%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.83%, 2.49% and 2.07%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.30%, 4.22% and 4.06%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 was 2.53%, 2.58% and 2.87%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018 was 2.84%, 2.88% and 3.11%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Key Performance Ratios
Return on average assets (1)	0.97%	0.83%	0.90%
Return on average equity (1)	8.84	7.28	7.35
Interest rate spread (1) (2)	2.57	2.62	2.92
Net interest margin (1) (3)	2.89	2.93	3.16
Non-interest expense to average assets (1)	1.66	1.59	1.86
Efficiency ratio (4)	57.20	52.52	57.62

	March 31, 2019	December 31, 2018	March 31, 2018
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$6,115	$5,888	$6,568
Home equity lines of credit	—	—	562
Multi-family	252	—	—
Commercial real estate	640	342	378
Commercial and industrial	537	676	523
Total non-accrual loans	7,544	6,906	8,031
Foreclosed assets	—	—	—
Total non-performing assets	$7,544	$6,906	$8,031

Allowance for loan losses/total loans	0.94%	0.94%	0.96%
Allowance for loan losses/non-accrual loans	715.76	770.79	591.31
Non-accrual loans/total loans	0.13	0.12	0.16
Non-accrual loans/total assets	0.12	0.11	0.15
Non-performing assets/total assets	0.12	0.11	0.15

Capital and Share Related
Stockholders' equity to total assets	10.93%	10.92%	12.01%
Book value per share	$12.82	$12.60	$12.13
Tangible book value per share (5)	$12.39	$12.17	$11.70
Market value per share	$15.69	$14.32	$20.15
Shares outstanding	53,542,646	53,541,429	54,068,874

(1)	Quarterly amounts are annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on marketable equity securities as management deems them to be either discretionary or market driven and not representative of operating performance. We have removed merger and acquisition expenses as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses and gains and losses on marketable equity securities, the efficiency ratio was 55.56%, 55.87% and 58.53% for the quarters ended March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.